UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

OSISKO DEVELOPMENT CORP.
(Exact name of registrant as specified in its charter)

Canada	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1100 Avenue des Canadiens-de Montréal, Suite 300 Montréal, Québec 1-514-940-0685 1-888-974-1402	H3B 2S2
(Address of principal executive offices)	(Zip Code)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
Warrants to purchase one-third of one Common Share, each three warrants exercisable for 1 Common Share at total exercise price of C$30.00 per Common Share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement number to which this form relates: None

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant's Securities to be Registered.

The securities to be registered hereby are warrants (the "Warrants") to purchase common shares (the "Common Shares") of Osisko Development Corp. (the "Company"), with each Warrant entitling the holder to acquire, subject to adjustment in certain circumstances, one-third (1/3) of a Common Share at any time on or before to 5:00 p.m. (Toronto time) on December 1, 2023.  Each Warrant holder will be required to exercise three (3) Warrants in order to purchase one whole Common Share (each, a "Warrant Share") at a total exercise price of C$30 per Warrant Share (or the U.S. dollar equivalent, based on the prevailing currency exchange rate in effect on the date immediately prior to the exercise date as quoted by the Bank of Canada). As of March 31, 2023, there were 14,789,258 Warrants outstanding.

The Warrants are governed by the terms of (i) the Warrant Indenture dated October 29, 2020, among the Company, Osisko Development Holdings Inc. and TSX Trust Company (the "Warrant Agent"), as supplemented by the Supplemental Warrant Indenture dated December 30, 2020, between the Company and the Warrant Agent, (ii) the Warrant Indenture dated December 30, 2020, between the Company and the Warrant Agent, (iii) the Warrant Indenture dated January 8, 2021, between the Company and the Warrant Agent, and (iv) the Warrant Indenture dated February 5, 2021, between the Company and the Warrant Agent, each as supplemented by the Supplemental Warrant Indenture dated September 30, 2021, between the Company and the Warrant Agent (collectively, the "Warrant Indentures"). The following summary of certain provisions of the Warrant Indentures does not purport to be complete and is subject in its entirety to the detailed provisions of the Warrant Indentures.

The Warrant Indentures provide for adjustment in the number of Warrant Shares issuable upon the exercise of the Warrants and/or the exercise price per Warrant Share upon the occurrence of certain events, including:

• the subdivision, redivision or change of the Common Shares into a greater number of shares;

• the reduction, combination or consolidation of the Common Shares into a lesser number of shares;

• the issuance of Common Shares or securities exchangeable for or convertible into Common Shares to all or substantially all of the holders of Common Shares as a stock dividend or other distribution (other than a distribution of Common Shares upon the exercise of warrants or any outstanding options);

• the issuance to all or substantially all of the holders of the Common Shares of rights, options or warrants under which such holders are entitled, during a period expiring not more than 45 days after the record date for such issuance, to subscribe for or purchase Common Shares, or securities exchangeable for or convertible into Common Shares, at a price per share to the holder (or at an exchange or conversion price per share) of less than 95% of the "current market price", as defined in the Warrant Indentures, for the Common Shares on such record date; and

• the distribution to all or substantially all of the holders of the Common Shares of (i) securities of any class, whether of the Company or any other person (other than Common Shares), (ii) rights, options or warrants to subscribe for or purchase Common Shares or securities exchangeable or convertible into Common Shares, other than pursuant to a "rights offering", as defined in the Warrant Indentures, (iii) evidences of indebtedness, or (iv) any property or other assets (other than as excluded in the Warrant Indentures).

The Warrant Indentures also provide for adjustments in the class and/or number of securities issuable upon exercise of the Warrants and/or exercise price per security in the event of the following additional events: (a) reclassifications or redesignation of the Common Shares or a capital reorganization of the Company (other than as excluded in the Warrant Indentures), (b) consolidations, amalgamations, arrangements, merger or other forms of business combination of the Company with or into another entity that results in any reclassification of the Common Shares or any change or exchange of the Common Shares into or for other securities, or (c) any sale, lease, exchange, transfer or conveyance of the property, undertaking and assets of the Company as an entirety or substantially as an entirety to another entity, in which case each holder of a Warrant which is thereafter exercised will receive, in lieu of Common Shares, the number of shares or other securities or property which such holder would have been entitled to receive as a result of such event if such holder had exercised the Warrants prior to the event.

No fractional Common Shares will be issuable to any holder of Warrants upon the exercise thereof, and no cash or other consideration will be paid in lieu of fractional shares. The holding of Warrants will not make the holder thereof a shareholder of the Company or entitle such holder to any right or interest in respect of the Warrants except as expressly provided in the Warrant Indentures. Holders of Warrants will not have any voting or pre-emptive rights or any other rights of a holder of Common Shares except as expressly provided in the Warrant Indentures.

Certain amendments or actions proposed to be taken pursuant to the Warrant Indentures, including any amendment or supplement to the Warrant Indentures that is prejudicial to the interests of the holders of Warrants, will be subject to approval by an "Extraordinary Resolution", which is defined in the Warrant Indentures as a resolution either: (i) passed at a meeting of the holders of Warrants at which there are holders of Warrants present in person or represented by proxy representing at least 25% of the aggregate number of Common Shares that could be acquired pursuant to all the Warrants then outstanding and passed by the affirmative vote of holders of Warrants representing not less than 66 2/3% of the aggregate number of Common Shares that could be acquired pursuant to all the Warrants then outstanding Warrants at the meeting and voted on the poll upon such resolution; or (ii) adopted by an instrument in writing signed by the holders of Warrants representing not less than 66 2/3% of the then outstanding Warrants.

The principal transfer office of the Warrant Agent in Toronto, Ontario is the location at which Warrants may be surrendered for exercise or transfer.

Item 2. Exhibits.

In accordance with the "Instructions as to Exhibits" with respect to Form 8-A, no exhibits are required to be filed because no other securities of the registrant are registered on the Nasdaq Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Very truly yours,

OSISKO DEVELOPMENT CORP.

	By:	/s/ Laurence Farmer
		Name:	Laurence Farmer
		Title:	General Counsel and Vice President, Strategic Development

Dated: June 14, 2023